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                                   EXHIBIT 11
                      FISHER SCIENTIFIC INTERNATIONAL INC.
                    COMPUTATION OF EARNINGS PER COMMON SHARE
                     (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)
                                   (unaudited)

PRIMARY EARNINGS PER SHARE WERE CALCULATED AS FOLLOWS:

                                    Three Months Ended    Six Months Ended
                                        June 30,              June 30,
                                     1996        1995      1996      1995
                                    ------      ------    ------    ------
Total income used for primary
  earnings per share                 $ 8.4      $ 10.2    $ 12.9    $ 17.0
                                    ------      ------    ------    ------
                                    ------      ------    ------    ------
Average common shares
  outstanding                         16.6        16.0      16.5      16.0
Other                                  0.5         0.4       0.4       0.3
                                    ------      ------    ------    ------
Average shares and equivalents        17.1        16.4      16.9      16.3
                                    ------      ------    ------    ------
                                    ------      ------    ------    ------
Primary earnings per share           $0.49      $  0.62    $0.76    $ 1.04
                                    ------      ------    ------    ------
                                    ------      ------    ------    ------

FULLY DILUTED EARNINGS PER SHARE WERE CALCULATED AS FOLLOWS:

                                    Three Months Ended    Six Months Ended
                                        June 30,              June 30,
                                     1996        1995      1996      1995
                                    ------      ------    ------    ------
Net income                          $  8.4      $ 10.2    $ 12.9    $ 17.0
Interest expense of
  Convertible Subordinated Notes,
    net of taxes                       1.1         1.1       2.1       2.1
                                    ------      ------    ------    ------
Total income used for fully
  diluted earnings per share        $  9.5      $ 11.3    $ 15.0    $ 19.1
                                    ------      ------    ------    ------
                                    ------      ------    ------    ------
Average common shares
  outstanding                         16.6        16.0      16.5      16.0
Common equivalent shares
  for Convertible Subordinated Notes   3.4         3.6       3.5       3.6
Other                                  0.5         0.4       0.4       0.4
                                    ------      ------    ------    ------
Average shares and equivalents        20.5        20.0      20.4      20.0
                                    ------      ------    ------    ------

                                    ------      ------    ------    ------
Fully diluted earnings per share    $ 0.46      $ 0.56    $ 0.74    $ 0.95
                                    ------      ------    ------    ------
                                    ------      ------    ------    ------


Note:  Amounts may not calculate due to rounding.





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